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EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                       DECEMBER 31,                       DECEMBER 31,
                                                                 1998              1997              1998               1997
                                                             -----------        -----------      ------------        ----------

Net loss applicable to common stock                          $  (312,078)       $  (355,471)      $(1,386,892)      $(1,122,698)

Weighted average number of common shares equivalent:
Common shares outstanding                                      4,624,636          3,675,375         4,557,769         3,716,173

Common equivalent shares representing shares
  issuable upon exercise of stock options and warrants                 0                  0                 0
                                                                                                                              0

Incremental common equivalent shares (calculated                       0                  0                 0                 0
  using the higher of end of period or average fair
  market value)

      Total weighted average shares - as adjusted              4,624,636          3,675,375         4,557,769         3,716,173

      Basic                                                        (0.07)             (0.10)            (0.30)            (0.30)
      Diluted                                                      (0.07)             (0.10)            (0.30)            (0.30)
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